Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163236 on Form S-8 of our reports dated March 15, 2012, relating to the financial statements and financial statement schedules of Archipelago Learning, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archipelago Learning, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 15, 2012